                                                                    Exhibit 99.1

INFOSEEK REPORTS 105% GROWTH IN FOURTH QUARTER REVENUE

Infoseek Q4 Sequential Revenue Growth Rate Eclipses Yahoo and Excite


SUNNYVALE, Calif., January 23, 1998 -- Infoseek Corporation (Nasdaq: SEEK) today reported that revenues for the 1997 fourth quarter were $12.5 million, a 105% increase over revenues of $6.1 million for the fourth quarter of 1996. The Company reported a net loss for the fourth quarter of 1997 of $4.1 million, or $0.15 per share, compared to a net loss of $4.0 million, or $0.15 per share, for the fourth quarter of 1996.

In addition to the strong year over year revenue growth, Infoseek's revenues grew from $8.3 million for the third quarter ended September 30, 1997 to $12.5 million for the fourth quarter, a sequential increase of 51%. This growth rate eclipsed the same quarter's growth rates for both Yahoo and Excite.

Revenues for the year ended December 31, 1997 increased 129% to $34.6 million, compared to $15.1 million for the corresponding period of 1996. Net loss for the year ended December 31, 1997 was $24.6 million, or $0.93 per share. Excluding the impact of the $7.4 million restructuring charge in June 1997, net loss for the year was $17.3 million or $0.65 per share. This compares with 1996 revenues of $15.1 million and a net loss of $15.9 million or $0.73 per share in 1996.

Traffic Growth

Infoseek's traffic continued to increase in the fourth quarter, with total page views growing 23 percent from the previous quarter. In the fourth quarter, Infoseek delivered an average of approximately 12.5 million page views per day.

Operating Highlights

Harry Motro, president and CEO of Infoseek, said, "We are very pleased with our revenue growth from the third to fourth quarter and consider it a signal of a real transformation in our business. The increased revenue and traffic is a result of a number of strategic initiatives undertaken in the fourth quarter including our successful launch of a major new release of our Internet search and navigation service. The Infoseek service now integrates topic-specific channels throughout the entire service. Additionally, customers can now build shared-interest communities through our chat and instant messaging services. These product initiatives were matched by aggressive steps to increase brand awareness and equity with the launch of a major consumer branding campaign."

Launch of New InfoSeek Service

In October, the company launched a new version of its free search and navigation service, adding "intelligent Web channels" that integrate superior search resultswith relevant content, products, services and communities. Since the successful launch of its new service, the company has concluded new agreements with key advertising and content partners.

Infoseek Partners With Best-of-Class Content, Commerce and Community Sites

The new version of the Infoseek service has fifteen "channels" and gives the company a platform for creating content and marketing partnerships that benefit viewers and expand revenue opportunities. These channels include automotive, computer, Internet, travel, sports, personal finance, and entertainment. During the quarter, Infoseek concluded agreements with Auto-By-Tel, Microsoft's CarPoint, CMP Media, Borders Online, Microsoft Investor, Ameritrade, Datek, and DLJ Direct to be sponsors within these channels, to provide content and in some instances, the potential for commerce related revenue over the terms of the contracts. In addition, Infoseek has begun to provide a richer user experience by partnering with community services providers Talk City and PeopleLink. These agreements augment previous important agreements with Bell Atlantic and United Parcel Service.

Software License Sales

During the quarter, Infoseek's Ultraseek Server Software Division continued to add quality names to its list of customers. Companies such as Boeing, BellSouth and L.M. Ericsson chose the software version of the Infoseek Service for use within their intranet sites. Licensing of Infoseek's Ultraseek Server software accounted for approximately 6% of total revenue in the fourth quarter.

Risks Associated with Forward Looking Statements

This press release contains forward looking statements that involve risks and uncertainties, including those relating to the Company's ability to continue to increase its levels of traffic and revenue, to continue to successfully implement branding and promotional efforts, to accelerate its participation in the growth of the on-line media market and expand revenue opportunities, to form content and marketing partnerships that benefit users and generate increasing revenue and to realize commerce related revenue. The failure to achieve any of the foregoing initiatives could materially adversely affect the Company's business, financial condition and results of operations. Actual results could differ materially from the results indicated in such forward-looking statements and any trends evident from historical performance. The potential risks and uncertainties include, among others, the company's limited operating history, the increasingly competitive environment for the company's services and products, and dependence on advertising revenues and other parties for sales, technology, content and distribution.

About Infoseek

Based in Sunnyvale, Calif., Infoseek Corporation (Nasdaq: SEEK) is a connected media company and a leading Internet navigation service that is designed to be everyone's first stop on the Internet. In addition to the Infoseek Internet service, Infoseek provides companies with search and navigation software for their own Intranet, Extranet and Internet sites.

Infoseek is one of the most popular sites on the Internet because its search service is both easy to use and extremely powerful, allowing both novice and professional users to find information on the Web quickly and easily.

By offering intelligent channels and one of the world's largest directories of Web sites organized by topic, Infoseek provides consumers with a familiar and meaningful search experience in addition to accurate, high-quality search results. Infoseek has commerce and content arrangements with entities including AmeriTrade Holding Corporation (Nasdaq: AMTD), Auto-By-Tel, Borders Group, Inc. (NYSE: BGP), CMP Media, Inc. (Nasdaq: CMPX), Datek Online, Inc., DLJ/Direct, Microsoft Corporation (Nasdaq: MSFT), PeopleLink Inc., Bell Atlantic (BEL), UPS, Reuters and Talk City.

Infoseek's World Wide Web site and Internet navigation services can be accessed at http://www.infoseek.com. For more information on Infoseek's software portfolio, visit http://software.infoseek.com.

* Infoseek awards include PC Computing "5 Stars", Family PC "Top Rated", Internet World "Best of Test", PC Computing "Most Valuable Internet Tool."

Infoseek, Ultraseek, and the Infoseek logo are trademarks of Infoseek Corporation, which may be registered in certain jurisdictions.

                              (tables to follow)


                                         INFOSEEK CORPORATION
                                        CONDENSED BALANCE SHEETS

                                            (IN THOUSANDS)
                                               (AUDITED)



                                                                      December 31,    December 31,
                                                                         1997            1996
                                                                      -----------     -----------

ASSETS

Cash, cash equivalents
        and short-term investments                                     $ 31,334        $ 46,653
Accounts receivable, net                                                  6,918           2,428
Other current assets                                                        626             371
Property and equipment, net                                              10,283           7,587
Deposits and other assets                                                 1,993           1,293
                                                                       --------        --------
        Total assets                                                   $ 51,154        $ 58,332
                                                                       ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
        Accounts payable                                               $  4,779        $  3,269
        Accrued expenses and other current
                liabilities                                              12,236           3,426
        Deferred revenue                                                  2,542             760
        Long-term obligations                                             4,329           1,892
                                                                       --------        --------
                Total liabilities                                        23,886           9,347

Shareholders' Equity:
        Common stock                                                     72,662          69,756
        Accumulated deficit                                             (45,394)        (20,771)
                                                                       --------        --------
                Total liabilities and shareholders' equity             $ 51,154        $ 58,332
                                                                       ========        ========

                                                       INFOSEEK CORPORATION
                                                CONDENSED STATEMENTS OF OPERATIONS

                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                               Three Months Ended                            Twelve Months Ended
                                        ---------------------------------               ----------------------------------
                                                   (Unaudited)                                     (Audited)
                                        Dec. 31, 1997       Dec. 31, 1996               Dec. 31, 1997        Dec. 31, 1996
                                        -------------       -------------               -------------        -------------
Total revenues                          $      12,513       $       6,071               $      34,603        $      15,095
Cost of revenues                                1,858                 948                       6,100                3,194
                                        -------------       -------------               -------------        -------------

Gross profit                                   10,655               5,123                      28,503               11,901

Operating expenses
   Research and development                     1,895               1,448                       7,327                4,550
   Sales and marketing                         11,488               6,913                      33,364               20,455
   General and administrative                   1,599               1,307                       6,406                4,177
   Restructure and other charges                   --                  --                       7,349                   --
                                        -------------       -------------               -------------        -------------
Total operating expenses                       14,982               9,668                      54,446               29,182
                                        -------------       -------------               -------------        -------------

Operating loss                                 (4,327)             (4,545)                    (25,943)             (17,281)

Interest income, net                              237                 594                       1,320                1,343
                                        -------------       -------------               -------------        -------------
Net loss                                $      (4,090)      $      (3,951)              $     (24,623)       $     (15,938)
                                        -------------       -------------               -------------        -------------
                                        -------------       -------------               -------------        -------------

Basic and diluted net loss per share    $       (0.15)      $       (0.15)              $       (0.93)       $       (0.73)

Shares used in computing basic and
  diluted net loss per share                   27,130              25,938                      26,610               21,737
